CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the references to our firm in the Amendment to the Registration Statement on Form N-1A of The World Funds, Inc. and to the use of our reports dated September 25, 1998 on the financial statements and financial highlights of Sand Hill Portfolio Manager Fund, CSI Equity Fund and CSI Fixed Income Fund, each a series of shares of The World Funds, Inc.
Such financial statements and financial highlights appear in the 1998 Annual Report to Shareholders which are incorporated by reference in the Registration Statement and Part B of Form N-1A.

Tait, Weller & Baker
TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
December 29, 1998